Exhibit 99.1

FOR IMMEDIATE RELEASE

NET INCOME UP 70% IN THE SIX MONTHS ENDED

AUGUST 31, 2003; UP 24% FOR SECOND QUARTER

AS REPORTED BY ACR GROUP, INC.

>>> Same-store sales well above industry average <<<

Houston, TX—October 15, 2003. ACR Group, Inc. (OTC-BB: ACRG), a leading wholesale distributor of air-conditioning, heating, and refrigeration equipment and supplies, today reported record operating results and sales for the six months and quarter ended August 31, 2003, the second quarter of fiscal 2004.

Net income for the six-month period ended August 31, 2003 rose 70% to $1,916,000, or $0.18 per share, from $1,128,000, or $0.11 per share, for the six-month period ended August 31, 2002. An accounting change and differences in the effective applicable tax rate, as described below, affected the comparability of results of operations between fiscal 2004 and fiscal 2003. Income before taxes and cumulative effect of an accounting change was $3,090,000 in the six-month period ended August 31, 2003, compared to $2,170,000 for the six-month period ended August 31, 2002, an increase of 42%. The increase in income from fiscal 2003 to fiscal 2004 was attributable to improved sales and gross margins, effective expense controls and lower interest costs.

In the first quarter of fiscal 2003, the Company adopted a new accounting standard for determining the amount of goodwill to be carried on the Company’s balance sheet. Utilizing the prescribed criteria, the Company determined that it was appropriate to write off the entire unamortized amount of goodwill associated with its filter manufacturing operation. Net of taxes, such writeoff amounted to $483,000, or $0.04 per share, and is reported in the Company’s fiscal 2003 income statement as a cumulative effect of accounting change. In fiscal 2004, the Company has estimated a federal income tax rate of 34% to systematically amortize through fiscal 2004 the deferred tax asset related to its net operating loss carryforward and to provide for taxes payable. In fiscal 2003, the Company estimated a tax rate of 21% to amortize its deferred tax asset, and the current provision for income taxes consisted principally of federal alternative minimum taxes and state income taxes.

For the six-month period ended August 31, 2003, the Company also reported sales of $93.9 million, an increase of 4% from sales of $90.7 million for the six-month period ended August 31, 2002. Same-store sales in the first eight months of calendar 2003 increased 4% over 2002, compared to a 1% decrease in industry-wide product shipments during the same period based on data compiled by a leading industry trade association. Same-store comparisons exclude operations at both a branch in Alabama that was closed in the fourth quarter of fiscal 2003, a business unit in Tennessee that distributed building controls that was sold in April 2003, and a new branch in California that opened in June 2003.

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ACR Group, Inc. October 15, 2003 Page 2	NEWS RELEASE

Net income for the quarter ended August 31, 2003 increased 24% to $1,428,000, or $0.13 per share, when compared with net income of $1,152,000, or $0.11 per share, for the quarter ended August 31, 2002. Pre-tax income increased 48%, from $1,556,000 in 2002 to $2,300,000 in 2003. Same-store sales increased 9% from 2002 to 2003, and consolidated sales increased 8%, to $51.5 million in 2003 from $47.8 million in 2002. Favorable summer weather conditions in Texas and California boosted sales in those geographic markets.

Commenting on the company’s second quarter results, Alex Trevino, Jr., President and Chief Executive Officer of ACR Group, stated, “Supported by hot weather in two key air-conditioning states, Texas and California, the Company attained record levels of sales and pre-tax income for both a fiscal quarter and the first six months of our fiscal year. Our business units in Florida and California, which are our newest companies, have become solidly profitable and are also maintaining double-digit sales growth rates. The gross margin improvement initiatives that we put in place two years ago continue to reap benefits, and our operating management has excelled at controlling expenses. When we are successful in managing each of these areas, the effect on the bottom line is dramatic. It is also notable that our same-store sales are significantly outpacing the industry this year, providing further evidence of our increasing strength in our market areas.”

About ACR Group, Inc.

ACR Group, Inc. is a wholesale distributor of air-conditioning, heating, and refrigeration (“HVACR”) equipment and supplies. The Company owns and operates 7 companies with 44 locations in 9 states.

Statements in this news release that relate to management’s expectations or beliefs concerning future plans, expectations, events, and performance are “forward-looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors, including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital.

(financial data to follow)

CONTACTS:

Alex Trevino, Jr.	Tony Maresca
President and CEO	Sr. Vice President & CFO
ACR Group, Inc.	ACR Group, Inc.
Houston, TX	Houston, TX
713-780-8532	713-780-8532

ACR Group, Inc. October 15, 2003 Page 3	NEWS RELEASE

ACR GROUP, INC.

CONSOLIDATED RESULTS OF OPERATIONS

(in thousands of dollars, except per share amounts)

	Quarter Ended August 31,		Six Months Ended August 31,
	2003	2002	2003	2002
Sales	$51,543	$47,810	$93,860	$90,679
Cost of sales	40,195	37,310	73,207	71,099

Gross profit	11,348	10,500	20,653	19,580
Selling, general and administrative expenses	8,538	8,282	16,515	16,112
Depreciation and amortization	257	295	513	598

Operating income	2,553	1,923	3,625	2,870
Interest expense	375	468	761	916
Other non-operating (income)	(122)	(101)	(226)	(216)

Income before taxes and cumulative effect of accounting change	2,300	1,556	3,090	2,170
Provision for income taxes:
Current	442	80	596	110
Deferred	430	324	578	449

Income before cumulative effect of accounting change	1,428	1,152	1,916	1,611
Cumulative effect of accounting change, net of taxes	—	—	—	483

Net income	$1,428	$1,152	$1,916	$1,128

Basic and diluted earnings (loss) per share:
Before cumulative effect of change in accounting principle	$.13	$.11	$.18	$.15
Cumulative effect of accounting change	—	—	—	(.04)

	$.13	$.11	$.18	$.11

Average outstanding shares, basic and diluted	10,681	10,681	10,681	10,681